FARMOUT AGREEMENT

STATE OF Kansas	)	Re: Lake Creek Prospect
)
COUNTY OF Chautaqua	)

This farmout agreement, hereinafter call the "agreement", is made and entered into this 30th day of June, 2004, by and between Altus Explorations, Inc., a Nevada Corporation, hereinafter called the "Assignor", and Orbit Energy, LLC, a Nevada Limited Liability Company, hereinafter called the "Operator".

Whereas:

(a) Assignor owns certain oil and gas lease(s) described in Exhibit "I" attached hereto;

(b) The lands described in Exhibit "I", and any additional leases acquired covering interest(s) in tracts described on Exhibit "I", are hereinafter referred to as the "farmout area", and such leases(s), insofar only as the same cover the farmout area, are hereinafter referred to as "said lease";

(c) Operator has expressed a desire to acquire certain interests in said lease and the farmout area by conducting drilling operations as hereinafter provided; and

(d) subject to such drilling operations as described hereinbelow, Assignor assigns to Operator all of its right, title and interest in and to the oil and gas rights only as covered by said lease, subject to the rights, reservations and limitations set out hereinbelow. The recordable assignment to be delivered hereunder shall be in the form of that attached hereto as Exhibit "II".

I. LEASE AND TITLE DATA

Operator, at its sole cost and expense, may obtain any additional title data desired, and shall furnish Assignor a copy of all title opinions and curative so obtained.

II TEST WELL

On or before September 1, 2004, Operator agrees to commence or cause to be commenced the actual drilling of a well hereinafter referred to as the "test well", at a location of Operator's choice in the farmout area. The test well shall be drilled in a good and workmanlike manner and with due diligence to a depth of 3500 feet beneath the surface of the earth or to a depth sufficient to test thoroughly the Arbuckle Formation, whichever is the greater depth, hereinafter called the "objective depth".

The test well shall be completed as a commercial producer of oil or gas, or plugged and abandoned as a dry hole, within ninety (90) days after commencing drilling hereof.

If, prior to reaching the objective depth, formations, conditions, or mechanical wellbore problems are encountered which would render further drilling operations by a prudent operator impracticable or which cannot be penetrated by the use of customary drilling procedures or techniques (hereinafter referred to as "impenetrable conditions"), Operator shall plug and abandon the test well. In the event impenetrable conditions are encountered before reaching the objective depth, Operator shall have the right to extend the terms of this agreement if Operator commences a substitute test well at a location acceptable to Assignor within thirty (30) days after cessation of drilling operations on the test well. In the event Operator drills the substitute test well, the same shall be drilled in accordance with the terms and conditions contained herein which are applicable to the test well. Any well drilled under this agreement that is not completed as a well capable of commercial production shall be plugged and abandoned at Operator's sole cost in accordance with the rules and regulations of the governmental authority having jurisdiction.

If the initial test well, or substitute therefore, results in a dry hole, Operator, at its option, may drill further or subsequent wells at a location acceptable to Assignor to the depth and under the conditions herein stipulated, provided operations for the drilling of each such well shall be commenced within not more than 180 days following the date that drilling operations cease in the preceding well drilled hereunder. Any well drilled by Operator hereunder to establish initial production shall be referred to as the "test well".

Operator shall obtain and pay for all permits and licenses, if any, required for conducting operations hereunder and shall strictly comply with all applicable laws and ordinances and all applicable governmental rules, regulations and orders in connection with qualifying for and conducting operations hereunder, including, without limitation, the Fair Labor Standards Act, the Occupational Safety and Health At, the Clean Air Act, all applicable pollution control laws ordinances rules, regulations and orders and those pertaining to ecology and the environment (as all of same have been or may hereafter be amended). Operator shall also, unless exempt, comply with Executive Order 11246 (Equal Employment Opportunity) effective October 24, 1965, as same may hereafter be amended or superseded, together with all relevant governmental rules, regulations and orders promulgated pursuant thereto. Operator agrees that all provisions of said laws, ordinances, rules, regulations and orders shall be deemed incorporated herein by reference and shall be binding upon Operator to the same extent as if copied in full herein.

Unless hereinafter otherwise provided, the entire cost, expense and risk of the drilling, completing, equipping, plugging and abandoning of each and every well drilled under the provisions hereof shall be borne by Operator, it being understood and agreed that the risk to be borne by Operator (and Operator shall indemnify and hold Assignor harmless from such risk) shall include, but shall not be limited to, any claim, demand, action, cause of action, judgment, attorney's fee or expense of investigation or litigation for injury to or loss or destruction of property or for injury to or death of any person arising out of or in connection with the drilling, testing, completing, equipping, plugging or abandoning of any well hereunder, whether through an act or omission of a party hereto or otherwise.

III. FAILURE OF PERFORMANCE

Where the Operator fails to commence a test well under the terms of this agreement, or to drill to the objective depth and complete the test well as a well capable of commercial production, the Operator will forfeit of all its rights hereunder with the automatic reversion to Assignor of the interest hereby assigned effective as of the date hereof.

In the event of Operator's failure or default in the commencement and drilling of the well in the time and manner herein provided, or in the making of reports and/or on the furnishing of information, logs, surveys or other data herein required, or in any of the other requirements, conditions or obligations as herein set forth, then Assignor shall be relieved of the obligation to make any assignment of said lease and then Assignor may, at its option, terminate this agreement by written notice to Operator and upon the giving of such notice, all of Operator's rights, titles and interest under this agreement shall thereupon cease. No such written notice of termination shall be necessary in the vent Operator fails to earn the leasehold interest above described.

  TERMS OF PURCHASE, ASSIGNMENT, CONDITIONS AND RESERVATIONS

The interest being acquired by the Operator in the described farmout area and its obligations relative thereto (including the drilling, testing, and any completion) and the consideration being paid by the Operator to the Assignor therefore is as follows:

Orbit Energy will deliver to Altus Explorations the sum of $10,000, on or before the date of commencement of drilling, for each and every drilling location permitted within the

Lake Creek Prospect. The Operator shall carry the Assignor for a 25% working interest in each well drilled within the farmout area.

When Operator has drilled the test well provided for herein and has completed it as a well capable of producing in paying quantities, and provided that Operator has fully complied with all the terms, provisions and conditions herein contained, Assignor shall execute and deliver to Operator a recordable assignment of said lease upon request. Such request must be made within thirty (30) days from the completion of the test well. Along with such request Operator shall furnish evidence satisfactory to Assignor that all bills have been paid in connection with drilling and completion of the test well.

The assignment shall convey all of the right, title and interest of Assignor in and to the oil and gas rights only as covered by said lease, insofar as such acreage covers depths from the surface of the earth down to the base of the Arbuckle Formation or 3500 feet, which is greater, for so long as oil and/or gas is being produced, but except and reserve to Assignor as an overriding royalty interest of twenty-five percent (25%) including any existing royalties, overriding royalties and other burdens, if any, of record on the effective date of this agreement, of all of the oil and of all of the gas, casinghead gas, condensate and other liquid or gaseous hydrocarbons produced and saved from or attributable to said lease during the term thereof, including any extensions or renewals taken within six (6) months of termination of said lease. Such overriding royalty interest reserved shall be free and clear of all costs of exploring, drilling, producing, separating, treating, marketing, and taxes, including ad valorem taxes, but shall bear its part of gross production taxes. Further such overriding royalty interest shall, if on gas including casinghead gas, be marketed with Operator's own share of production, and payment to Assignor for its share shall be based on the gross proceeds received from the sale thereof, including any consideration or payment which Operator may receive for processing rights or for liquids extracted from such gas, regardless of whether such extraction is accomplished on or off the farmout area. The overriding royalty herein reserved shall be proportionately reduced if any of said lease does not cover a full mineral interest and/or the assignment made hereunder does not convey full leasehold rights in any of said lease.

With respect to Exhibit "II", the parties hereto hereby approve and confirm all the terms, covenants and conditions therein set forth, and which are fully incorporated within this agreement, and agree that the assignment(s) provided for herein shall be subject to, and in accordance with, and shall contain, the terms, covenants and conditions in said form of assignment.

V. POOLING AND UNITIZATION

No part of said lease shall be pooled with other lands without Assignor's prior written consent.

VI. CONTINUOUS DEVELOPMENT FOR ACREAGE TO BE EARNED

If the test well is completed as a well capable of producing oil or gas in paying quantities, then, unless Operator shall commence another well within 180 days after reaching total depth in the test well, there shall be, effective as of the date hereof, an automatic reversion to Assignor of the interest hereby assigned as to all acreage in the farmout area that is not included in a governmental prescribed proration or drilling and spacing unit for the test well. If there are no such prescribed units, exclusive of statewide field rules, then such reversion shall occur except as to that portion of the farmout area included in each unit formed around each well capable of producing oil or gas in paying quantities.

Subsequent wells must also be commenced within 180 days after reaching total depth in the preceding well. All such wells shall be drilled to a depth sufficient to test the same intervals or formations productive in the test well in which commercial production is established. Operator shall not be required to drill any additional wells, but when Operator fails to commence any well within the prescribed period, there shall be an automatic reversion to Assignor of the interest hereby assigned, effective as of the date hereof, except as to each tract (as described above) upon which there is located a well capable of producing oil and/or gas in paying quantities.

In order for any of the test or development wells provided for herein to be considered as drilled to completion as a well capable of producing in paying quantities, it must fall within one of the following categories:

(1) Production pipe set in the well, perforated and oil and/or gas being sold to a bona fide market.

(2) Production pipe set, tested and proper Commission forms furnished to the Assignor indicating the well is a commercial well producing in paying quantities.

VII. INSURANCE

Prior to the commencement of any drilling operations on the farmout area, and for as long as this agreement remains in effect, Operator shall, at its own expense, provide and maintain in force the following insurance and furnish Assignor certificates of same:

(1) Workmen's Compensation Insurance and Employer's Liability Insurance as may be required by laws of the State of Kansas.

(2) Comprehensive General Liability Insurance covering both bodily injury liability and property damage liability with a combined single limit of $500,000 for each occurrence.

(3) Comprehensive Automobile Public Liability and Property Damage Insurance with a combined single limit of $500,000 for each occurrence.

(4) Catastrophe Comprehensive Liability Insurance with minimum limits of not less than $5,000,000.

VIII. NOTICES AND REPORTS

Operator agrees to test as a prudent operator any formation that, either before or after logging as hereinafter provided, appears favorable to Assignor for the production of oil and/or gas. Operator agrees to provide the information and perform those services outlined in Exhibit "III" attached to this agreement and made a part hereof.

With respect to any well drilled, or caused to be drilled, by Operator within a one (1) mile radius of the test well provided for herein, Assignor shall (at the sole cost and risk of Assignor, its agents and representatives) have access to the premises; including the derrick floor at all reasonable times to witness all activities conducted by Operator, and to examine any books, records, test data (including logs, etc.) kept or obtained by Operator which related in any way to activities or operations by Operator incident to the referenced test well. This right of access and examination shall be limited to a period of one (1) year following the date of this Agreement.

IX. ABANDONMENT OF WELLS

Prior to Operator abandoning any wells on the farmout area hereunder, Assignor shall have the right within forty-eight (48) hours after receipt of notice of Operator's intention so to abandon, to take over the well or wells for additional testing by any method, or for deepening, with Assignor being solely responsible for all costs and expenses in connection therewith, including standby rig time, if required. If the well is taken over by Assignor for the purposes expressed above, and such work results in a completion attempt wherein a well capable of commercial production is encountered, all of Operator's rights in such well and in and to the farmout area except as to lands included in an established spacing proration unit upon which is located a well capable of producing in paying quantities, shall automatically revert to Assignor effective as of the date hereof; provided that Assignor agrees to pay Operator the reasonable salvage value of any salvageable material in the hole which Operator has contributed, less the cost of salvaging same.

If the completion attempt results in a dry hole, Assignor agrees to plug and abandon the well or wells at its sole cost, risk and expense, and Operator's rights hereunder shall remain in full force and effect.

Likewise, if Assignor takes over the well for the limited purposes expressed above but no completion attempt is made, then and in that event Operator agrees, upon receipt of notice that no completion attempt will be made, to plug and abandon the well or wells at its sole cost, risk and expense, except for abnormal plugging and abandoning costs caused by such operations of Assignor as listed above in which case the amount in excess of the normal costs shall be borne by the Assignor. Operator's rights hereunder shall remain in full force and effect.

X. RESTORATION OF PREMISES

For any well drilled on said lands, Operator agrees to abide by the terms and conditions in said lease and Operator shall restore the surface of the lands as near as practicable to its conditions before the commencement of operations hereunder, and in conformance with applicable laws and ordinances and applicable governmental rules, regulations and orders.

XI. RENTAL AND SHUT-INS

During the time in which this agreement is in force, Assignor shall use commercially reasonable efforts to make payment of annual delay rentals, shut-in royalties or minimum royalties in excess of those paid from actual production as required by said lease, but Assignor shall have no responsibility to Operator for its failure to do so. Operator agrees to reimburse Assignor for all rentals, shut-in royalties or minimum royalties attributable to the farmout area so paid which are allocable to the lands which may be covered by this agreement.

In the event it appears that Operator will complete a gas well and shut-in during the term of this agreement, Operator shall give immediate notice of such intentions and furnish sufficient title information to Assignor in order that timely payments of shut-in gas royalty may be made.

Assignor shall be relieved of the obligation to make such delay rental and/or shut-in gas well payments at any time after giving Operator adequate advance written notice, whereupon Operator shall become responsible for making such payments.

XII. REASSIGNMENT OBLIGATIONS

In addition to other rights granted above, prior to reaching the objective depth, formation, conditions, or mechanical wellbore problems are encountered which would render further drilling operations by a prudent operator impracticable or which cannot be penetrated by the use of customary drilling procedures or techniques and/or a formation is encountered which is capable of commercial production, Operator shall be entitled to complete said well and to earn an assignment on said acreage in accordance with the other provisions of this agreement.

If, after production has been established, any well on the farmout area capable of commercial production ceases commercial production, and Operator desires to plug and abandon such well, Operator will so notify Assignor, and Assignor shall have an option for thirty (30) days from receipt of such notice to elect to take over the well and the spacing or proration unit for such well in its then condition by paying Operator the net salvageable value and upon such payment, Operator shall reassign the well, the said unit, and all equipment used in connection therewith, to Assignor. In the event Assignor elects to exercise any reassignment option reserved by it under any provision of this agreement, any reassignment into Assignor shall be free and clear of any liens, overriding royalty interest, production payments or similar encumbrances of whatsoever nature on said lease or the said unit which may have been placed thereon, created or caused by any action of Operator or by any person, party or entity claiming by, through or under Operator. If Assignor does not elect to take over such well, then Operator shall properly plug and abandon such well and restore the surface estate in accordance with Section IX hereof.

XIII. PREFERENTIAL RIGHT TO PURCHASE PRODUCTION

Operator agrees that Assignor shall have the continuing right to purchase the gas (casinghead and gas-well) produced from or allocated to the lands covered hereby by meeting any bona fide offer, acceptable to Operator, to purchase said gas. Such offer must be in writing, and must set forth the proposed buyer's name, price, term and other pertinent and relevant terms and conditions. Assignor shall have sixty (60) days after receipt of a copy of such offer to advise Operator of its election to enter into a contract with Operator on equivalent terms and conditions. If Assignor fails to notify Operator within sixty (60) days after receipt of a copy of the aforesaid offer of its election to meet such offer, Operator shall have the right to accept said offer, provided, however, if for any reason Operator does not accept said offer, or if Operator shall accept and thereafter such contract expires or is terminated, then in either event Assignor shall again have the right to meet any subsequent bona fide offer as above provided. Assignor's rights as set out above shall continue for the term of any presently existing oil and gas lease covering any part of the premises to which this agreement applies.

Should Operator not receive a bona fide offer, all as aforesaid, within sixty (60) days following (i) completion of a well on the lands covered hereby or (ii) expiration or termination of a third-party contract, as applicable, Assignor shall have the continuing right (to be exercised within sixty (60) days after expiration of said sixty (60) day period) to purchase the gas under the terms of its then current gas purchase contract form for the area and pursuant to the price prevailing in the county within which the farmout area is located for wellhead deliveries of gas of like quantity, quality and delivery pressure to pipeline purchases under similar contracts.

Assignor hereby reserves the continuing right and option to purchase any part or all of the oil, distillate, condensate, drip gasoline, and other liquid hydrocarbons produced from or allocated to the lands covered hereby at the prevailing lawful price at the time of sale.

All gas, including casinghead gas, produced and saved by Operator from the said leases shall, at Operator's own risk and cost and before sold or otherwise disposed of or used for any purpose by Operator, be run through properly functioning field-type separating equipment (unless the liquid hydrocarbon content thereof is so small as to make installation and operation of such equipment not profitable or unless the gas pressure is such that running the same through such equipment would substantially diminish Operator's ability to sell and deliver the gas against gathering system or pipeline pressure) for the purpose of separating, extracting and saving the liquid and liquefiable hydrocarbons recoverable from the gas by such means before the gas is sold, disposed of, or used for any purpose by Operator.

XIV. RELATIONSHIP OF PARTIES

It is not the purpose or intention of this agreement to create, nor shall the same be construed as creating any mining partnership, commercial partnership or other partnership relation nor shall the operations of the parties hereunder be construed to be considered a joint venture. The liability of the parties hereto shall be several not joint or collective.

Each of the parties hereto elects, under the authority of Section 761(a) of the Internal Revenue Code of 1986, to be excluded from the application of all of the Provisions of Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986. If the income tax laws of the states in which the property covered hereby is located contain, or may hereafter contain, provisions similar to those contained in the Subchapter of the Internal Revenue Code of 1986 above referred to under which a similar election is permitted, each of the parties agrees that such election shall be exercised. If applicable, Assignor is hereby authorized to execute and file on behalf of both parties hereto such elections with the appropriate governmental agencies.

XV. OTHER CONDITIONS

Whether or not an assignment is earned herein and Operator obtains renewals or extensions of said lease within six (6) months of their expiration, then Operator will reassign Assignor all rights reserved hereunder.

All headings in this farmout agreement are for reference purposes only and have no binding effect on the terms, conditions or provisions of this agreement.

This agreement shall extend to and be binding upon not only the parties hereto, but their respective heirs, personal representatives, successors and assigns.

If this agreement is not signed and one (1) copy returned to Greg A. Thompson at 5005 Riverway Sutie 440, Houston, TX. 77056, within (45) days from the date hereof, then this agreement is automatically terminated and is of no force and effect.

Executed in duplicate as of the day and year first above written.

Altus Explorations, Inc

By: /s/ Milton Cox_______________

Title: _President____________________

Orbit Energy, LLC

By: __/s/ Greg A. Thompson_____________________

Title: _Chief Operating Officer____________________

EXHIBIT "I"

1. Lake Creek Prospect Map

2. McNowan Lease

3. Affidavit of Possession

4. Memorandum of Title

5. Affidavit By Trustee(s)

EXHIBIT "II"

Exhibit "II" to the Farmout Agreement is a form of Partial Assignment of Oil and Gas Leases.

EXHIBIT "III"

Exhibit "III" to the Farmout Agreement is a Form of Notices and Reports.